Press Release
EXHIBIT 99.43

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP ANNOUNCES ESTIMATED 2007 RESULTS

Tulsa, Oklahoma, February 1, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it expects full year 2007 non-GAAP earnings per diluted share to be in the range of $0.90 to $0.95. Non-GAAP earnings per diluted share excludes the change in fair value of derivatives. These results are below the Company’s prior guidance issued in early November of $1.75 to $1.85 of non-GAAP earnings per diluted share. GAAP earnings per diluted share for full year 2007 is estimated to be $(0.05) to $0.00, including a decline in the fair value of derivatives resulting from reductions in interest rates. The Company noted that its current estimate for non-GAAP earnings for fiscal 2007 includes a total of $0.32 per share for severance costs, outsourcing transition costs, and asset write-downs. The Company expects to issue its 2007 fourth quarter and full year financial results on February 28, 2008.

During the fourth quarter, the Company experienced a number of items that were not included in the Company’s previous guidance range of $1.75 to $1.85.

“In the fourth quarter we experienced progressively weaker industry demand in the travel market, excess fleet capacity in the industry, and a weakening used car market”, said Gary L. Paxton, President and Chief Executive Officer. “The demand over the Thanksgiving and Christmas holidays was much weaker than we had originally expected. Lower than expected revenue drivers including a decline in consumer demand and lower revenue per day impacted fourth quarter results by $0.40 to $0.45 per diluted share versus previous guidance.”

Lower fleet utilization and higher fleet costs due to lower consumer demand and the disruption caused by the disorderly delivery of vehicles into December by our primary fleet supplier impacted financial results by approximately $0.15 per diluted share. This is in addition to the $0.15 per diluted share impact previously disclosed related to vehicle shipping disruptions in the September / October time frame.

The Company experienced increased vehicle depreciation expense through greater vehicle disposal losses related to the weaker used car market of approximately $0.10 per diluted share.

The Company also encountered similar challenging conditions in Canada including weak used car sales, soft consumer demand and weak pricing. These issues impacted fourth quarter results by approximately $0.25 per diluted share versus original expectations. Canadian results have a greater impact on earnings per share as the Company does not record an income tax benefit from these losses. The Company has implemented plans for restructuring Canadian operations which include cost cutting measures and is considering other alternatives as well in an effort to improve operating results.

OUTLOOK FOR 2008

Operating trends continued to be weak in January, with soft travel demand and continued excess capacity in the rental car industry resulting in lower year over year rental pricing. The Company noted that it appears that the industry is actively reducing fleet capacity to better match supply with consumer demand and that pricing trends have improved with forward bookings into February and March.

Based on full year expectations which include an increase in both revenue per day and rental day volume of approximately two percent, the Company expects to achieve non-GAAP earnings per share of $1.00 to $1.50 and Corporate EBITDA of $97 million to $115 million. Non-GAAP earnings per share excludes any impact from an increase or decrease in the fair value of derivatives. The Company will provide an updated outlook on 2008 when it reports financial results for the 2007 fourth quarter and full year on February 28.

Based on the stock price level at year end, the Company performed an impairment of goodwill analysis under FAS No. 142 and concluded no impairment existed at December 31, 2007. Given recent stock price ranges, the Company will continue to monitor the potential for impairment on an ongoing basis and any associated impact on its minimum net worth covenant, if any, under certain of its financial arrangements.

The Company expects its peak fleet financing requirements for 2008 to be met through existing vehicle backed bank facilities and the annual renewal of those facilities along with the benefit of extending fleet holding periods.

Due to weaker economic and industry conditions, the Company suspended repurchasing shares under its share repurchase program. The Company spent $11.4 million repurchasing shares in the fourth quarter.

The Company noted that it has not finished the compilation of its full year 2007 results and that the estimated 2007 results discussed in this release are therefore preliminary and subject to change.

Non-GAAP Measures

Non-GAAP earnings per diluted share excludes the impact of the (increase) decrease in fair value of derivatives from GAAP earnings per diluted share. Due to volatility resulting from the mark-to-market treatment of the derivatives, the Company believes non-GAAP earnings per diluted share provides an important assessment of year over year operating results. See table below for a reconciliation of GAAP to Non-GAAP results.

The following table reconciles estimated GAAP earnings per diluted share to estimated non-GAAP earnings per diluted share for the year ended December 31, 2007:

EPS, diluted GAAP (Estimated)	$(0.05) to $0.00

EPS impact of an (increase) decrease in fair value of derivatives, net of tax	$0.95

EPS, diluted non-GAAP (Estimated)	$0.90 to $0.95

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contacts:

Financial:	Steve Hildebrand	Media: Fred Fleischner
Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com